Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Array BioPharma Inc.:

We consent to the use of our reports with respect to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the financial statements refers to a change, effective July 1, 2005, in the method of accounting for stock-based compensation.

KPMG LLP

Boulder, Colorado
May 29, 2008